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                                                                    EXHIBIT 12.1

BIG V SUPERMARKETS, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                        52                52                 52                 53                 52
                                       Weeks             Weeks              Weeks              Weeks              Weeks
                                       Ended             Ended              Ended              Ended              Ended
                                    December 27,      December 28,       December 30,       December 31,      December 25,
                                       1997              1996               1995               1994               1993
                                                                 (Dollars in Thousands)
Loss from continuing
   operations before
   income taxes                       $ (4,367)         $ (6,467)          $ (7,188)          $ (8,931)         $ (11,216)
Add:
  Interest on indebtedness,
    including amortization
    of deferred debt costs              24,839            24,637             27,588             25,176             20,409
  Portion of rents
    representative of the
    interest factor                      2,545             2,226              2,374              1,779              1,301
                                      --------          --------            -------            -------            -------
Income, as adjusted                   $ 23,017          $ 20,396            $22,774            $18,024            $10,494
                                      ========          ========            =======            =======            =======
Fixed charges:
  Interest on indebtedness,
    including amortization
    of deferred debt costs            $ 24,839          $ 24,637            $27,588            $25,176            $20,409
  Portion of rents
    representative of the
    interest factor                      2,545             2,226              2,374              1,779              1,301
                                      --------          --------            -------            -------            -------
Fixed charges                         $ 27,384          $ 26,863            $29,962            $26,955            $21,710
                                      ========          ========            =======            =======            =======
Ratio of earnings to
  fixed charges                            --                --                 --                 --                 --
                                      --------          --------            -------            -------            -------
Deficiency in earnings
  available to cover
  fixed charges                       $  4,367          $  6,467            $ 7,188            $ 8,931            $11,216
                                      ========          ========            =======            =======            =======
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